Exhibit 5.2

The Directors Royal Dutch Shell plc Shell Centre London SE1 7NA	18 June 2007 Your reference Our reference RJYT Direct line 020 7090 3040

Dear Sirs

Amendment of Registration Statement on Form S-8 of Royal Dutch Shell plc dated 20 July 2005

Introduction

1.
This opinion as to English law is addressed to you in connection with Post-Effective Amendment No. 2 to the Registration Statement on Form S-8 (“Amendment No. 2”) of Royal Dutch Shell plc (the “Company”) to be filed with the United States Securities and Exchange Commission under the United States Securities Act of 1933, in relation to the Shell Provident Fund.

2.
This opinion relates to the Shell Provident Fund, which you have told us is, by its terms, capable of involving a new issue of shares for a cash subscription price not less than the nominal value of those shares.

3.	For the purposes of this opinion, we have examined copies of the following documents:

(a)	the memorandum and articles of association of the Company, certified as true, complete and up to date by the assistant secretary of the Company;

(b)	the certificate of incorporation of the Company and the certificate of incorporation on change of name and re-registration as a public company of the Company; and

(c)	the Regulations and Trust Agreement of the Shell Provident Fund (the “Regulations and Trust Agreement”).

4.
This letter sets out our opinion on certain matters of English law as at today’s date.  We have not made any investigation of, and do not express any opinion on, any other law.  This letter is to be governed by and construed in accordance with English law.

Assumptions

5.	For the purposes of this letter, we have assumed each of the following:

(a)	all signatures are genuine;

(b)	the conformity to original documents of all copy documents examined by us;

(c)	the Shell Provident Fund constitutes an employees’ share scheme within the meaning of section 743 of the Companies Act 1985;

(d)
at the time Shares (as hereinafter defined) are issued under the Shell Provident Fund, such issue is a valid, proper and lawful means of satisfying options, awards or other benefits under the terms of the Shell Provident Fund (as applicable);

(e)	any Shares issued under the Shell Provident Fund are issued for cash and for a subscription price not less than the aggregate nominal value of those Shares;

(f)	the Regulations and Trust Agreement have been validly adopted by the Company or a subsidiary of the Company (as applicable); and

(g)	the opinion expressed below would not be affected by the laws (including public policy) of any jurisdiction outside England.

Opinion in relation to the Shell Provident Fund

6.
Based on and subject to the foregoing, and subject to any matters not disclosed to us and to the reservations mentioned below, we are of the opinion that any class A ordinary shares (the “Shares”) which are issued in accordance with the Regulations and Trust Agreement of the Shell Provident Fund, will, when issued, be duly issued and fully paid and no further contribution in respect thereof will be required to be made to the Company by the holders thereof, by reason solely of their being such holders provided that:

(a)	such Shares are validly allotted by the directors of the Company (or a duly authorised committee thereof);

(b)	the subscription price is paid in full in cash; and

(c)	the name of the relevant allottee and Shares allotted are entered in the register of members of the Company.

Reservations

7.	Our reservations are as follows:

(a)	we express no opinion as to any law other than English law. In particular, we express no opinion on European Community law as it may affect any jurisdiction other than England and Wales;

(b)
the obligations of the Company will be subject to any laws from time to time having effect in relation to the Company concerning bankruptcy or liquidation or any other laws or other legal procedures affecting generally the enforcement of creditors’ rights; and

(c)	we express no opinion as to whether specific performance or injunctive relief, being equitable remedies, would necessarily be available in respect of any obligations of the Company.

8.
We hereby consent to the filing of this opinion as an exhibit to Amendment No. 2 and to the references to this opinion therein.  In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the United States Securities Act of 1933, as amended, or the rules or regulations of the United States Securities and Exchange Commission promulgated thereunder.  This opinion is being provided to the Company in connection with Amendment No. 2 and may not be reproduced, quoted, summarised or relied upon by any other person or for any other purpose without our express written consent.

Yours faithfully

/s/ Slaughter and May